Exhibit 4.22

2004 STOCK OPTION PLAN

OF

INTER PARFUMS, INC. (As Amended)

1. Purposes of The Plan. This stock option plan (the "Plan") is designed to provide an incentive to key employees, officers, directors and consultants of Inter Parfums, Inc., a Delaware corporation (the "Company"), and its present and future subsidiary corporations, as defined in Paragraph 17 ("Subsidiaries"), and to offer an additional inducement in obtaining the services of such individuals. The Plan provides for the grant of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options and stock appreciation rights ("SARs").

2. Shares Subject To The Plan. The aggregate number of shares of Common Stock, $.001 par value per share, of the Company ("Common Stock") for which options or SARs may be granted under the Plan shall not exceed 1,000,0001. Such shares may, in the discretion of the Board of Directors, consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. The Company shall at all times during the term of the Plan reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan. Subject to the provisions of Paragraph 14, any shares subject to an option or SAR which for any reason expire, are canceled or are terminated unexercised (other than those which expire, are canceled or terminated pursuant to the exercise of a tandem SAR or option) shall again become available for the granting of options or SARs under the Plan. The number of shares of Common Stock underlying that portion of an option or SAR which is exercised (regardless of the number of shares actually issued) shall not again become available for grant under the Plan.

3. Administration Of The Plan.

(a) The Plan shall be administered by the Board of Directors, or if appointed, by a committee consisting of not less than two (2) members of the Board of Directors, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission. (The group administering the plan is referred to as the “Committee”). The failure of any of the Committee members to qualify as a non-employee director shall not otherwise affect the validity of the grant of any option or SAR, or the issuance of shares of Common Stock otherwise validly issued upon exercise of any such option. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, and any acts approved in writing by all members without a meeting, shall be the acts of the Committee.

1The number of shares was adjusted to 1,500,000 shares in order to take into account our 3:2 forward stock split in the nature of a 50% stock dividend to shareholders of record on May 15, 2008.

(b) Subject to the express provisions of the Plan, the Committee shall have the authority, in its sole discretion, to determine the individuals who shall receive options and SARS; the times when they shall receive them; whether an option shall be an incentive or a nonqualified stock option; whether an SAR shall be granted separately, in tandem with or in addition to an option; the number of shares to be subject to each option and SAR; the term of each option and SAR; the date each option and SAR shall become exercisable; whether an option or SAR shall be exercisable in whole, in part or in installments, and if in installments, the number of shares to be subject to each installment; whether the installments shall be cumulative, the date each installment shall become exercisable and the term of each installment; whether to accelerate the date of exercise of any installment; whether shares may be issued on exercise of an option as partly paid, and, if so, the dates when future installments of the exercise price shall become due and the amounts of such installments; the exercise price of each option and the base price of each SAR; the form of payment of the exercise price; the form of payment by the Company upon the optionee's exercise of an SAR; whether to require that the optionee remain in the employ of the Company or its Subsidiaries for a period of time from and after the date the option or SAR is granted to him; the amount necessary to satisfy the Company's obligation to withhold taxes; whether to restrict the sale or other disposition of the shares of Common Stock acquired upon the exercise of an option or SAR and to waive any such restriction; to subject the exercise of all or any portion of an option or SAR to the fulfillment of contingencies as specified in the Contract (as described in Paragraph 12), including without limitations, contingencies relating to financial objectives (such as earnings per share, cash flow return, return on investment or growth in sales) for a specified period for the Company, a division, a product line or other category, and/or the period of continued employment of the optionee with the Company or its Subsidiaries, and to determine whether such contingencies have been met; to construe the respective Contracts and the Plan; with the consent of the optionee, to cancel or modify an option or SAR, provided such option or SAR as modified would be permitted to be granted on such date under the terms of the Plan; and to make all other determinations necessary or advisable for administering the Plan. The determinations of the Committee on the matters referred to in this Paragraph 3 shall be conclusive.

(c) Subject to the express provisions of the Plan and solely with respect to employees of the Company who are not executive officers or directors of the Company, the Committee hereby delegates to the Chief Executive Officer, and to act in place and on behalf of the Committee, the authority to grant nonqualified options and SARs to such employees; to determine the term of such nonqualified options and SARs; to determine whether an option or SAR shall be exercisable in whole, in part or in installments; to determine whether to require that the optionee remain in the employ of the Company or its Subsidiaries for a period of time from and after the date the option or SAR is granted to him; and to subject the exercise of all or any portion of an option or SAR to the fulfillment of contingencies as specified in the Contract (as described in Paragraph 12). Any such action by the Chief Executive Officer shall be promptly reduced to writing and provided to the Committee.

4. Eligibility.

(a) The Committee may, consistent with the purposes of the Plan, grant incentive stock options to key employees (including officers and directors who are employees) and nonqualified stock options and/or SARs to key employees, officers, directors and consultants of the Company or any of its Subsidiaries from time to time, within ten (10) years from the date of adoption of the Plan by the Board of Directors, covering such number of shares of Common Stock as the Committee may determine; provided, however, that the aggregate market value (determined at the time the stock option is granted) of the shares for which any eligible person may be granted incentive stock options under the Plan or any plan of the Company, or of a Parent or a Subsidiary of the Company which are exercisable for the first time by such optionee during any calendar year shall not exceed $100,000. Any option (or portion thereof) granted in excess of such amount shall be treated as a nonqualified stock option.

(b)          Notwithstanding any other provision of the Plan, if the Committee determines that at the time a person is granted an option or SAR, such person is then, or is likely to become, a Covered Person (as hereinafter defined), then the Committee may provide that this Section 4(b) is applicable to such grant.

(i)          Notwithstanding any provision of this Plan, no person eligible to receive a grant of an option or SAR under this Plan shall be granted options to purchase or an SAR in excess of 150,000 shares of common stock in any one fiscal year. Such 150,000 maximum number shall be appropriately adjusted for stock splits, stock dividends and the like.

(ii)         Notwithstanding any provision of this Plan, the exercise price for all options and the base price for all SARs to be granted under the Plan, shall not be less than the fair market value of the Common Stock at the time of grant.

(iii)        The term “Covered Person” shall mean a “covered employee” within the meaning of Code Section 162(m)(3) or any successor provision thereto.

5. Exercise Price And Base Price.

(a) The exercise price of the shares of Common Stock under each option and the base price for each SAR shall be determined by the Committee; provided, however, in the case of an incentive stock option, the exercise price shall not be less than 100% of the fair market value of the Common Stock on the date of grant, and further provided, that if, at the time an incentive stock option is granted, the optionee owns (or is deemed to own) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, of any of its Subsidiaries or of a Parent, the exercise price shall not be less than 110% of the fair market value of the Common Stock subject to the option at the time of the granting of such option.

(b) The fair market value of the Common stock on any day shall be (a) if the principal market for the Common stock is a national securities exchange, the average between the high and low sales prices of the Common stock on such day as reported by such exchange or on a consolidated tape reflecting transactions on such exchange; (b) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is quoted on The Nasdaq Stock Market ("NASDAQ"), and (i) if actual sales price information is available with respect to the Common Stock, then the average between the high and low sales prices of the Common Stock on such day on NASDAQ, or (ii) if such information is not available, then the average between the highest bid and lowest asked prices for the Common Stock on such day on NASDAQ; or (c) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is not quoted on NASDAQ, then the average between the highest bid and lowest asked prices for the Common Stock on such day as reported by The Nasdaq Bulletin Board, or a comparable service; provided that if clauses (a), (b) and (c) of this Paragraph are all inapplicable, or if no trades have been made or no quotes are available for such day, then the fair market value of the Common Stock shall be determined by the Committee by any method consistent with applicable regulations adopted by the Treasury Department relating to stock options. The determination of the Committee shall be conclusive in determining the fair market value of the stock.

6. Term. The term of each option and SAR granted pursuant to the Plan shall be such term as is established by the Committee, in its sole discretion, at or before the term of each incentive stock option granted pursuant to the Plan shall be for a period not exceeding ten (10) years from the date of granting thereof, and further, provided, that if, at the time an incentive stock option is granted, the optionee owns (or is deemed to own) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, of any of its Subsidiaries or of a Parent, the term of the incentive stock option shall be for a period not exceeding five (5) years. Options shall be subject to earlier termination as hereinafter provided.

7. Exercise.

(a) An option or SAR (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office (at present 551 Fifth Avenue, New York, NY 10176) stating whether an incentive or nonqualified stock option or SAR is being exercised, specifying the number of shares as to which such option or SAR is being exercised, and in the case of an option, accompanied by payment in full of the aggregate exercise price therefor (or the amount due on exercise if the Contract permits installment payments) in the discretion of the Committee (a) in cash or by certified check, (b) with previously acquired shares of Common Stock having an aggregate fair market value, on the date of exercise, equal to the aggregate exercise price of all options being exercised, or (c) any combination thereof. In addition, upon the exercise of a nonqualified stock option or SAR, the Company may withhold cash and/or shares of Common Stock to be issued with respect thereto having an aggregate fair market value equal to the amount which it determined is necessary to satisfy its obligation to withhold Federal, state and local income taxes or other taxes incurred by reason of such exercise. Alternatively, the Company may require the holder to pay to the Company such amount, in cash, promptly upon demand. The Company shall not be required to issue any shares pursuant to any such option or SAR until all required payments have been made. Fair market value of the shares shall be determined in accordance with Paragraph 5.

(b) A person entitled to receive Common Stock upon the exercise of an option or SAR shall not have the rights of a shareholder with respect to such shares until the date of issuance of a stock certificate to him for such shares; provided, however, that until such stock certificate is issued, any option holder using previously acquired shares in payment of an option exercise price shall have the rights of a shareholder with respect to such previously acquired shares.

(c) In no case may a fraction of a share be purchased or issued under the Plan. Any option granted in tandem with an SAR shall no longer be exercisable to the extent the SAR is exercised, and the exercise of the related option shall cancel the SAR to the extent of such exercise.

8. Stock Appreciation Rights.

(a) An SAR may be granted separately, in tandem with or in addition to any option, and may be granted before, simultaneously with or after the grant of an option hereunder. In addition, the holder of an option may, in lieu of making the payment required at the time of exercise under Paragraph 7, include in the written notice referred to therein an "election" to exercise the option as an SAR. In such case, the Committee shall have fifteen (15) days from the receipt of notice of the election to decide, in its sole discretion, whether or not to accept the election and notify the option holder of its decision. If the Committee consents, such exercise shall be treated as the exercise of an SAR with a base price equal to the exercise price.

(b) Upon the exercise of an SAR, the holder shall be entitled to receive an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the base price of the SAR. Such amount shall be paid, in the discretion of the Committee, in cash, Common Stock having a fair market value on the date of payment equal to such amount, or a combination thereof. For purposes of this Paragraph 8, fair market value shall be determined in accordance with Paragraph 5.

9. Termination Of Association With The Company.

(a) Any holder of an incentive option whose association with the Company (and its Subsidiaries) has terminated for any reason other than his death or permanent and total disability (as defined in Section 22(e)(3) of the Code) may exercise such option, to the extent exercisable on the date of such termination, at any time within three (3) months after the date of termination, but in no event after the expiration of the term of the option; provided, however, that if his association shall be terminated either (i) for cause, or (ii) without the consent of the Company, said option shall terminate immediately.

(b) Any and all nonqualified stock options or SARs granted under the Plan shall terminate simultaneously with the termination of association of the holder of such nonqualified option or SAR with the Company (and its Subsidiaries) for any reason other than the death or permanent and total disability (as defined in Section 22(e)(3) of the Code) of such holder.

(c) Options and SARs granted under the Plan shall not be affected by any change in the status of an optionee so long as he continues to be associated with the Company or any of the Subsidiaries.

(d) Nothing in the Plan or in any option or SAR granted under the Plan shall confer on any individual any right to continue to be associated with the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the holder's association at any time for any reason whatsoever without liability to the Company or any of its subsidiaries.

10. Death Or Disability Of An Optionee.

(a) If an optionee dies while he is associated with the Company or any of its Subsidiaries, or within three (3) months after such termination for the holder of an incentive option (unless such termination was for cause or without the consent of the Company), the option or SAR may be exercised, to the extent exercisable on the death, by his executor, administrator or other person at the time entitled by law to his rights under the option or SAR, at any time within one (1) year after death, but in no event after the expiration of the term of the option or SAR.

(b) Any holder whose association with the Company or its Subsidiaries has terminated by reason of a permanent and total disability (as defined in Section 22(e) (3) of the Code) may exercise his option or SAR, to the extent exercisable upon the effective date of such termination, at any time within one (1) year after such date, but in no event after the expiration of the term of the option or SAR.

11. Compliance With Securities Laws. The Committee may require, in its discretion, as a condition to the exercise of an option or SAR that either (a) a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such shares shall be effective at the time of exercise or (b) there is an exemption from registration under the Securities Act for the issuance of shares of Common Stock upon such exercise. Nothing herein shall be construed as requiring the Company to register shares subject to any option or SAR under the Securities Act. In addition, if at any time the Committee shall determine in its discretion that the listing or qualification of the shares subject to such option or SAR on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of an option or SAR, or the issue of shares thereunder, such option or SAR may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

12. Stock Option And SAR Contracts. Each option and SAR shall be evidenced by an appropriate Contract which shall be duly executed by the Company and the optionee, and shall contain such terms and conditions not inconsistent herewith as may be determined by the Committee, and which shall provide, among other things, (a) that the optionee agrees that he will remain in the employ of the Company or its Subsidiaries, at the election of the Company, for the later of (i) the period of time determined by the Committee at or before the time of grant or (ii) the date to which he is then contractually obligated to remain associated with the Company or its Subsidiaries, (b) that in the event of the exercise of an option or an SAR which is paid with Common stock, unless the shares of Common Stock received upon such exercise shall have been registered under an effective registration statement under the Securities Act, such shares will be acquired for investment and not with a view to distribution thereof, and that such shares may not be sold except in compliance with the applicable provisions of the Securities Act, and (c) that in the event of any disposition of the shares of Common Stock acquired upon the exercise of an incentive stock option within two (2) years from the date of grant of the option or one (1) year from the date of transfer of such shares to him, the optionee will notify the Company thereof in writing within 30 days after such disposition, pay the Company, on demand, in cash an amount necessary to satisfy its obligation, if any, to withhold any Federal, state and local income taxes or other taxes by reason of such disqualifying disposition and provide the Company, on demand, with such information as the Company shall reasonably request to determine such obligation.

13. Adjustment of and Changes in Common Stock.

(a) If the outstanding shares of the Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Corporation through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or the like, an appropriate and proportionate adjustment shall be made in the (i) aggregate number and kind of securities available under the Plan, and (ii) number and kind of securities issuable upon the exercise of all outstanding options and SARs granted under the Plan, without change in the total price applicable to the unexercised portion of such options or SARs, but with a corresponding adjustment in the exercise price or base price for each unit of any security covered by such options or SARs.

(b) Upon the dissolution or liquidation of the Corporation, or upon a reorganization, merger or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, or upon the sale of substantially all of the assets of the Corporation, the Committee shall provide in writing in connection with such transaction for one or more of the following alternatives, separately or in combination: (i) the assumption by the successor entity of the options theretofore granted or the substitution by such entity for such options of new options or SARs covering the stock of the successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; or (ii) the continuance of such option agreements by such successor entity in which such options shall remain in full force and effect under the terms so provided.

(c) Any adjustments under this Section 10 shall be made by the Committee, whose good faith determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

14. Amendments And Termination Of The Plan. The Plan was adopted by the Board of Directors on March 26, 2004. No options may be granted under the Plan after March 31, 2024. The Board of Directors, without further approval of the Company's stockholders, may at any time suspend or terminate the Plan, in whole or in part, or amend it from time to time in such respects as it may deem advisable, including, without limitation, in order that incentive stock options granted hereunder meet the requirements for "incentive stock options" under the Code, or any comparable provisions thereafter enacted and conform to any change in applicable law or to regulations or rulings of administrative agencies; provided, however, that no amendment shall be effective without the prior or subsequent approval of a majority of the Company's outstanding stock entitled to vote thereon which would (a) except as contemplated in Paragraph 13, increase the maximum number of shares for which options may be granted under the Plan, (b) materially increase the benefits to participants under the plan or (c) change the eligibility requirements for individuals entitled to receive options hereunder. No termination, suspension or amendment of the Plan shall, without the consent of the holder of an existing option affected thereby, adversely affect his rights under such option.

15. Nontransferability Of Options. No option or SAR granted under the Plan shall be transferable otherwise than by will or the laws of descent and distribution, or qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, and options and SARs may be exercised, during the lifetime of the holder thereof, only by him or his legal representatives. Except to the extent provided above, options and SARs may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not subject to execution, attachment or similar process.

16. Substitutions And Assumptions Of Options Of Certain Constituent Corporations. Anything in this Plan to the contrary notwithstanding, the Board of directors may, without further approval by the stockholders, substitute new options for prior options and new SARs for prior SARs of a Constituent Corporation (as defined in Paragraph 17) or assume the prior options or SARs of such Constituent Corporation.

17. Definitions.

(a) The term "Subsidiary" shall have the same definition as "subsidiary corporation" in Section 425(f) of the Code.

(b) The term "Parent" shall have the same definition as "parent corporation" in Section 425(e) of the Code.

(c) The term "Constituent Corporation" shall mean any corporation which engages with the Company, its Parent or Subsidiary, in a transaction to which section 425(a) of the Code applies (or would apply if the option or SAR assumed or substituted were an incentive stock option), or any Parent or any Subsidiary of such corporation.

18. Conditions Precedent. The Plan shall be subject to approval by the holders of a majority of shares of the Company's capital stock outstanding and entitled to vote thereon at the next meeting of its stockholders, or the written consent of the holders of a majority of shares that would have been entitled to vote thereon, and no options or SARs granted hereunder may be exercised prior to such approval, provided that the date of grant of any options granted hereunder shall be determined as if the Plan had not been subject to such approval.

2004 STOCK OPTION PLAN OF INTER PARFUMS, INC.

Addendum to the Plan

FRANCE

GENERAL

This Addendum to the Plan sets out the terms of the 2004 Stock Option of Inter Parfums, Inc. (the "Plan"), in relation to France.

This Addendum should be read in conjunction with the Plan and is subject to the terms and conditions of the Plan except to the extent that the terms and conditions of the Plan differ from or conflict with the terms set out in this Addendum in which event the terms set out in this Addendum shall prevail.

The terms of this Addendum are the terms set out in the rules of the Plan modified as follows:

APPLICATION

This Addendum will apply to any Optionee who is or may become subject to French tax (i.e. income tax and/or social security tax) on options granted under the Plan.

ELIGIBILITY

The Committee may not grant an option under this Addendum to an individual:

➢	unless he is employed by the Company or by a company with sufficiently close capital links to the Company as defined in Article L225-180 of the French "Code de Commerce" in France; OR

➢	unless he is a director with a management function as defined in Article L225-185 of the French "Code de Commerce" in France of the Company or of a company with sufficiently close capital links to the Company as defined in Article L225-180 of the French "Code de Commerce" ; OR

➢	who owns more than 10% of the share capital of the Company and who may not therefore be granted an option to satisfy the requirements of sub-paragraph 2 of Article L225-182 of the French "Code de Commerce"; OR

➢	who is a member of the Committee.

EXERCISE PRICE

The exercise price for an option shall be determined on the date on which the Committee resolves to grant the option.

The exercise price in the case of options to subscribe for unissued shares may not be:

➢	lower than 95% of the average stock exchange price during the 20 dealing (trading) days preceding the grant

In the case of options to purchase existing shares (also known as treasury shares), the exercise price may not be:

➢	lower than 95% of the average stock exchange price during the 20 dealing (trading) days preceding the grant

➢	in addition, lower than 95% of the average actual repurchase price of the shares by the Company of its own shares to be allocated to the Optionee, provided the shares are repurchased prior to the date of grant of the options.

GRANT OF OPTIONS

An option may not be granted in the period of 20 dealing days immediately following a distribution of dividends or a capital increase.

Furthermore, options cannot be granted under this Addendum

➢	within the 10 dealing days before or after the publication of the annual consolidated accounts, where required, or of the Company’s annual accounts;

➢	within a period beginning with the date at which the Company's board of directors become aware of any information which, were it to be public knowledge, could have a material impact on the Company's share price and ending 10 dealing days after the information becomes public knowledge.

If the option is an option to buy existing (treasury) shares of common stock, the repurchase of the shares by the Company can take place either within a twelve month period preceding the date of grant of the option, or prior to the date on which the options become exercisable if exercisability conditions exist.

VESTING AND EXERCISE

Options granted under this Addendum shall vest and become exercisable on the day following the fourth anniversary of the date of grant, subject to paragraph 9 of this Addendum.

SALES RESTRICTIONS

The shares acquired upon exercise of the options issued under this Addendum will be freely transferable in France, subject to the following conditions:

The above mentioned shares may not be sold or otherwise disposed of before the day following the fourth anniversary of the date of grant;

The sales restrictions provided by sub-paragraph 7.1 above shall not apply in the case of death or of 2nd or 3rd category disability of the Optionee as defined under Article L341-4 of the French Social Security Code;

The sales restrictions provided by sub-paragraph 7.1 above shall not apply in the case of:

a)	dismissal of the Optionee by the Company or any subsidiary of the Company provided that the Optionee exercised his options at least 3 months prior to receipt of notice of dismissal;

b)	the Optionee’s retirement (as defined in the 3rd paragraph of Article L. 122-14-13 of the French Labor Code) provided that the Optionee exercised his options at least 3 months prior to the date of termination of his/her employment contract;

If the Committee so decides in its absolute discretion, after due regard to the Optionee's personal circumstances, the sales restrictions provided by sub-paragraph 7.1 may be lifted;

The sales restrictions provided by sub-paragraph 7.1 will only apply to the extent that they would not impose a restriction on resale of the shares for a period of more than three years from the date of exercise of the option, in accordance with Article L225-177 of the French "Code de Commerce".

7.6 With regard to transfer restrictions in the United States of the shares acquired on exercise options granted under this Addendum, the provisions of Article 11 of the Plan apply.

NON-TRANSFERABILITY OF OPTIONS

No option granted under this Addendum may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except in the case of death of the Optionee. All options granted under this Addendum shall be exercisable during the Optionee's lifetime, only by the Optionee.

DEATH OF AN OPTIONEE; EARLY TERMINATION OF OPTION

9.1 If the Optionee dies, his options must be exercised by his heirs (if at all) within six months after his death after which the option will expire.

9.2 Notwithstanding Section 9(b) of the Plan that provides for termination of a nonqualified stock option simultaneously with the termination of association of an Optionee with the Company and its Subsidiaries, the Committee shall have the authority, in its sole discretion, to determine whether and under what conditions options granted under this Addendum will terminate upon the Optionee leaving the Company and to waive any such condition.

ALTERATION OF PLAN

Any alteration or addition, which would affect the subsisting rights of an Optionee, will, in all cases, require the consent of the Optionee.

PLAN LIMITS

Options may not be granted under the Plan:

➢	over more than one third of the Company’s share capital in the case of options to subscribe for unissued shares; or
➢	over more than 10% of the total number of such shares in issue in the case of options to purchase existing shares.

ADJUSTMENTS

The exercise price of an option may not be changed during the term of the option.

However, the Company is required to ensure the protection of the Optionees’ rights under the conditions provided in Article L 228-99 of the French Code de Commerce in the event of the following specific operations:

•	Capital amortization or capital reduction;
•	Change in the allocation of earnings;
•	Grant of free shares;
•	Capitalization of reserves, issue premiums or earnings;
•	Distribution of reserves;
•	Any issuance of equity securities or any rights giving access to equity securities including a preferential subscription right to the benefit of the shareholders.

No adjustment may be made to the option which is inconsistent with French law and, in particular, with Sections 174.8 to 174.16 of the Decree no. 67-236 of 23 March 1967.

CHANGES

The Committee may not change the Plan in a way which affects this Addendum, or options granted under this Addendum, if the change is inconsistent with French law and in particular with French legislation on stock options as defined in Articles L225-177 to L225-185 of French "Code de Commerce".